Exhibit 10.3
2023 MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT (this “Agreement”) is entered into on #GrantDate+C# (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and
#ParticipantName+C# (“Participant”).
WHEREAS, the Company maintains the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (as the same may be amended from time to time, the “Plan”); and
WHEREAS, the Company wishes to award, and the Committee has approved an award of, Restricted Stock Units to Participant under the Plan.
NOW, THEREFORE, it is agreed as follows:
1.Participant Acknowledgment. Participant has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan, which contains, among other things, a detailed description of the Restricted Stock Unit provisions of the Plan (provided that, in the event of any inconsistency between the Prospectus and the Plan, the terms of the Plan shall govern). Participant further acknowledges that Participant has read the Prospectus and this Agreement (including the Jurisdiction-Specific Addendum and the Restrictive Covenants Addendum attached hereto) and that Participant understands the provisions thereof.
2.Incorporation of Plan and Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee, or its designee, with regard to any question arising hereunder or under the Plan, shall be binding and conclusive.
3.Grant of Award. Subject to the terms and conditions of the Plan and Participant’s acceptance of this Agreement, the Company hereby grants to Participant as of the Grant Date #QuantityGranted+C# Restricted Stock Units (the “Award”). The Award represents Participant’s unsecured right to receive one Share for each Restricted Stock Unit in accordance with Paragraph 4.
4.Vesting and Settlement of Award.
(a)A total of [1/3rd] [25%] of the Restricted Stock Units shall vest on the 15th day of each month in which the first, second, [and third] [third, and fourth] [other] anniversaries of the Grant Date occurs (each, a “Vesting Date”), subject to Participant continuing to be an active employee or other service provider of: (i) the Company; (ii) another entity that owns a property managed by the Company following transfer of employment to such entity; or (iii) another entity that operates a franchised property under a brand of the Company but only if the Company specifically approves Participant’s continued vesting pursuant to this provision (as applicable, “Continuous Service”); provided, however, that the Restricted Stock Units shall not vest and all outstanding Restricted Stock Units shall be forfeited for no consideration if Participant has breached Paragraph 7 or committed Serious Misconduct prior to such Vesting Date.
(b)In the event Participant’s Continuous Service terminates prior to the final Vesting Date as a result of Participant’s death or Disability, so long as Participant has not breached Paragraph 7 or committed Serious Misconduct, then all unvested Restricted Stock Units shall become fully vested as of the date of such termination and, subject to the satisfaction of applicable withholding taxes and other Tax-Related Items as set forth in Paragraph 8 below, shall be settled within 30 days thereafter.
(c)In the event Participant’s Continuous Service terminates prior to the final Vesting Date as a result of Participant’s Retirement (as defined below), so long as Participant has not breached Paragraph 7 or committed Serious Misconduct, then: (i) if such termination occurs prior to the first anniversary of the Grant Date, the Pro-Rata RSUs (as defined below) shall continue to vest and be settled in accordance with Paragraphs 4(a) and 4(e) as if Participant had remained in Continuous Service (with any forfeited Restricted Stock Units deemed those that would have otherwise vested last had the Participant remained in Continuous Service); or (ii) if such termination occurs on or after the first anniversary of the Grant Date, the Restricted Stock Units shall continue to vest and be settled in accordance with Paragraphs 4(a) and 4(e) as if Participant had remained in Continuous Service. As used herein: (A) “Pro-Rata RSUs” means the total Restricted Stock Units, multiplied by a fraction, the numerator of which is the number of days between the Grant Date and the date of such termination and the denominator of which is the number of days between the Grant Date and the 15th of the month in which the first anniversary of the Grant Date occurs, rounded to the nearest whole Share; and (B) “Retirement” means a termination of Continuous Service by Participant with the specific approval of the Committee, or its delegate, on or after the Participant has attained age 55 and completed 10 Years of Service.
(d)For the avoidance of doubt, any unvested Restricted Stock Units will be forfeited for no consideration in the event Participant ceases to be in Continuous Service for any reason other than Participant’s death, Disability or Retirement.
(e)Except as provided in Paragraph 4(b) and subject to the satisfaction of applicable withholding taxes and other Tax-Related Items as set forth in Paragraph 8 below, within 30 days following each Vesting Date, the Company shall deliver to Participant a number of Shares equal to the number of Restricted Stock Units that vested on such Vesting Date.

5.Rights as a Stockholder. Participant shall have no voting, transfer, liquidation, dividend, or other rights of a stockholder of the Company with respect to the Award prior to such time that the Shares, subject to the Award, are distributed to Participant pursuant to Paragraph 4.
6.Nontransferability. The Award shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution.
7.Restrictive Covenants. Participant acknowledges and agrees that, by reason of Participant’s highly specialized skillset, the Company’s investment of time, training, money, trust, and Participant’s exposure to the Company’s trade secrets (including but not limited to “trade secrets” as defined in the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1839, or applicable state law) and Confidential Information, Participant is intimately involved in the planning and direction of the Company’s business operations. Participant further acknowledges and agrees that the Award is good and valuable consideration for the Participant’s agreement to enter into, and Participant’s compliance with, the covenants in this Paragraph 7 (the “Restrictive Covenants”), which are material factors in the Company’s decision to grant the Award. Participant and the Company agree that any breach by Participant of Paragraph 7 will cause the Company immediate, material, and irreparable injury and damage, and there is no adequate remedy at law for such breach.
(a)Beginning on the Grant Date and ending on the final Vesting Date, Participant will not, on Participant’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, become associated with a Competitor in a Restricted Area. Notwithstanding the foregoing, nothing in this Paragraph 7(a) shall prohibit Participant from owning up to 5% of the equity interests of any publicly-traded Competitor as long as Participant has no other role with respect to such company.
(i)     In the event of a breach of Paragraph 7(a), and pursuant to Paragraph 4, Restricted Stock Units shall not vest, and all outstanding Restricted Stock Units shall be forfeited for no consideration. The Company will also be entitled to immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other remedies it may have at law or in equity, and any costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive monetary damages.
(b)During the period beginning on the Grant Date and ending one year following Participant’s termination of employment with the Company, whether such termination of employment is voluntary or involuntary or with or without cause, Participant will not, on Participant’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or enter into employment or any other engagement with any other person or entity.
(i)     In the event of a breach of Paragraph 7(b), the Company is entitled to recover from Participant liquidated damages in the amount of 150% of the Fair Market Value of the Shares subject to the Award granted hereunder as of the Grant Date, as well as the right to immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other remedies it may have at law or in equity, and any costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive monetary damages.
(c)Beginning on the Grant Date, Participant will not use or disclose Confidential Information without the approval of the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits Participant from any legally-protected communications or activities, including under the United States National Labor Relations Act, or from providing documents or other information and reporting possible violations of law or regulation to the Securities and Exchange Commission or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company. Further notwithstanding any other provision of this Agreement, Participant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for purposes of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Participant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Participant may disclose trade secrets to Participant’s attorney and use the trade secret information in the court proceeding if Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.
(i)     In the event of a breach of Paragraph 7(c), and pursuant to Paragraph 4, Restricted Stock Units shall not vest, and all outstanding Restricted Stock Units shall be forfeited for no consideration. The Company will also be entitled to immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other remedies it may have at law or in equity, and any costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive monetary damages.

(d)Participant acknowledges and agrees that the Restrictive Covenants of Paragraph 7 are reasonable in time, scope, geography, and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the Restrictive Covenants of Paragraph 7 be held invalid, void, or unenforceable in any court of competent jurisdiction, Participant agrees that such invalidity, voidness, or unenforceability does not invalidate, void, or otherwise render unenforceable any other part or provision of this Agreement. Participant further agrees that, in the event any court of competent jurisdiction finds any of the Restrictive Covenants to be invalid or unenforceable, in whole or in part, such court shall modify the invalid or unenforceable term so that the Restrictive Covenants are enforceable to the fullest extent permitted by law.
(e)For purposes hereof:
(i)     “Confidential Information” includes, but is not limited to, trade secrets (including but not limited to “trade secrets” as defined in the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1839, or applicable state law), proprietary information, information about the Company’s customers, sales and marketing plans, pricing strategy, personnel matters, financial data, means of doing business (including all technical system information), management agreements, franchise agreements, licensing agreements, loyalty program plans and strategies, standard operating procedures, policies, product, or service developments, and internal memoranda.
(ii)     “Company” shall include the Company and its subsidiaries and affiliates.
(iii)     “Competitor” means any person or entity engaged in the business of owning, operating, managing, licensing and/or franchising hotel, lodging, residential, and/or timeshare properties and/or cruise lines, and/or the business of operating a travel, hospitality and/or home rental platform or service (or any similar online or technology platform or service).
(iv)     “Restricted Area” means the United States and any other country in which the Company engages or, in which Participant knows (or should have known) the Company has plans to engage, in the business described in Paragraph 7(e)(iii).
(f)Amendments for Certain Participants. Participant acknowledges that due to the applicable law of the state or country in which Participant is residing or working at the time of grant, vesting and settlement of the Award, the terms or conditions of this Paragraph 7 may be modified. These amendments are included in the Restrictive Covenants Addendum attached hereto, which forms a part of this Agreement, and the provisions thereof replace and supersede the corresponding provisions of this Paragraph 7. The Company may modify the Restrictive Covenants Addendum at any time to the extent the Company deems such modification necessary to comply with applicable law.

(g)Participant further acknowledges and agrees that, to the fullest extent permitted by applicable law, the Company may cancel this Award, recoup all or any portion of any Shares paid to a Participant in connection with this Award, and recoup any proceeds realized under this Award, to the extent provided for under the Company’s clawback policy(ies), as in effect from time to time. By accepting this Award, Participant expressly and explicitly authorizes (i) the Company to issue instructions, on Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (ii) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including, without limitation, by reducing any amount that is or may become payable to Participant, in each case to effectuate any recovery under such clawback policy(ies).
8.Taxes. As a condition to the grant, vesting and settlement of this Award and as set forth in Article 17 of the Plan, Participant hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any affiliate for) any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (“Tax-Related Items”), which arise upon the grant, vesting or settlement of this Award, ownership or disposition of underlying Shares, receipt of dividends, if any, or otherwise in connection with this Award or the Shares, including, if applicable, hypothetical tax obligations imposed under any expatriate tax policy maintained by the Company, whether by withholding (from payroll or any payment of any kind otherwise due to Participant), direct payment to the Company, or otherwise as determined by the Company in its sole discretion. In accordance with Paragraph 17.2 of the Plan, where the Award is settled in Shares, such Tax-Related Items shall be satisfied by the Company withholding from Shares to be issued pursuant to such Award a number of Shares having an aggregate Fair Market Value on the date of withholding that would satisfy such Tax-Related Items or by such other manner as the Committee shall determine in its discretion. Regardless of any action the Company or affiliate takes with respect to any or all applicable Tax-Related Items, Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is, and remains, Participant’s responsibility and may exceed any amount actually withheld by the Company or affiliate. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to this Award or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of this Award, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Participant further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to, and is under no obligation to, structure the terms or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant also understands that applicable laws may require varying Share or Award valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under applicable laws. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
9.Privacy. By executing this Agreement, and as further detailed in the Associate Personal Data Privacy Statement, Participant understands that personal data about Participant will be collected, maintained and processed, including Participant’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, and marital status, and the name, social security number and birth date of Participant’s designated beneficiaries (“Personal Data”), by the Company and the Company’s service providers for the purposes of: (i) administering the Plan (including ensuring that Paragraph 7 has not been breached or Serious Misconduct has not been committed from the Grant Date through the final Vesting Date); (ii) providing Participant with services in connection with Participant’s participation in the Plan; and (iii) meeting legal and regulatory requirements (“Permitted Purposes”). The Company will collect, process and use Participant’s Personal Data in order to execute its contractual obligations with Participant and to comply with its legal obligations. Participant’s Personal Data will not be processed or retained for longer than is necessary for the Permitted Purposes, unless a longer retention period is required or permitted by law. Participant’s Personal Data is collected from the following sources:
(a)from this Agreement, investor questionnaires or other forms that Participant submits to the Company or contracts that Participant enters into with the Company;
(b)from Participant’s transactions with the Company, the Company’s affiliates, and service providers;
(c)from Participant’s employment records with the Company; and
(d)from meetings, telephone conversations and other communications with Participant.
In addition, Participant further understands that the Company may disclose Participant’s Personal Data to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Participant’s participation in the Plan, including: (i) financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan; (ii) other service providers to the Plan, such as accounting, legal, or tax preparation services; (iii) regulatory authorities; and (iv) transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.
Where Participant’s Personal Data is provided to service providers, the Company requires that such parties agree to process Participant’s Personal Data in accordance with the Company’s instructions and to use appropriate measures to protect the confidentiality and security of Personal Data.

Participant’s Personal Data is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted, which may have privacy laws that are different from those of the country in which the Participant is residing or working.
The criteria used to retain Personal Data include:
(a)The length of time the Company has an ongoing relationship with the Participant;
(b)Whether there is a legal obligation to which the Company is subject (for example, certain laws require us to keep records for a certain period of time before the Company can delete them); or
(c)Whether retention is advisable in light of the Company’s legal position (such as in regard to applicable statutes of limitations, litigation or regulatory investigations).
Participant may request to access Participant’s Personal Data to verify its accuracy, update Participant’s Personal Data and/or request a copy of Participant’s Personal Data or request to delete Personal Data or restrict or object to the use of Personal Data processing by contacting Participant’s local Human Resources representative. The Company will respond consistent with applicable law. Participant may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials.
10.Consent. If Participant is not employed in the European Economic Area, by signing this Agreement, Participant hereby consents to the terms and conditions in Paragraph 9.
11.No Additional Rights. Benefits under the Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of awards under the Plan, nor does a grant of awards guarantee future participation in the Plan, even if other awards have been granted repeatedly in the past. All decisions with respect to this Award or future grants of any awards, if any, will be at the sole discretion of the Committee. The value of the Award is an extraordinary item outside the scope of Participant’s employment contract, if any. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension, or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company), or similar payments. By accepting the terms of this Agreement, Participant further agrees to these same terms and conditions with respect to any other awards Participant received in any prior year under the Plan or any Predecessor Plan.
12.Amendment of this Agreement. The Board, or its authorized delegate, may at any time amend, suspend, or terminate the Plan or amend this Award; provided, however, that no amendment, suspension or termination of the Plan or amendment of the Award, shall adversely affect the Award in any material way without written consent of Participant.

13.Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at: 7750 Wisconsin Avenue, Bethesda, Maryland 20814, addressed to the attention of the Stock Plan Administrator (Department 935.40), and if to Participant, may be delivered personally or mailed to Participant at Participant’s address on the records of the Company. The Company may also, in its sole discretion, decide to deliver any documents related to Participant’s current or future participation in the Plan, this Award, any Shares, or any other Company-related documents by electronic means. By accepting this Award, whether electronically or otherwise, Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to, the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.
14.Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 6 above and the provisions of the Plan, to the Participant’s designated beneficiaries. In the absence of a properly designated beneficiary under the terms of the Plan, any payment due in respect of this Award following the death of Participant, shall be made to the Participant’s estate or personal representative.
15.No Effect on Employment. This Agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Participant or to increase or decrease Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed, subject to applicable law.
16.Additional (Non-U.S.) Terms and Conditions. Notwithstanding the foregoing terms and conditions of this Award, Participant acknowledges that applicable law (including but not limited to rules or regulations governing securities, foreign ownership, foreign exchange, tax, labor or other matters of any jurisdiction in which Participant may be residing or working at the time of grant of or while holding this Award or any Restricted Stock Units) may prevent or restrict the issuance of Shares under this Award or any Restricted Stock Units, and neither the Company nor any affiliate assumes any liability in relation to this Award or any Restricted Stock Units or Shares in such case. The Company retains sole discretion to determine if and when it is appropriate to undertake any regulatory registration or filing or other administrative steps in order to achieve such compliance. The Company is under no obligation to undertake any such filing or other steps that would not otherwise be required except in relation to the Plan and grants thereunder and will not assume any liability due to the failure to complete such filing or other steps. Moreover, the Company reserves the right to impose other requirements, including additional terms and conditions, on Participant’s participation in the Plan, this Award, the Restricted Stock Units and corresponding Shares, and any other award or Shares acquired under the Plan or any Predecessor Plan, or take any other action (including forfeiture of Awards or

Shares or the forced sale thereof) without liability, if the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that the Company requires to accomplish the foregoing. Participant also acknowledges that applicable law may subject Participant to additional procedural or regulatory requirements that Participant is, and will be, solely responsible for and must fulfill. Participant further understands and agrees that, unless otherwise permitted by the Company, any cross-border transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide to such entity certain information regarding the transaction. Moreover, Participant understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may decrease in value. Participant understands that neither the Company nor any affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar (“USD”) or the selection by the Company or any affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Award (or the calculation of income or Tax-Related Items thereunder). Any additional requirements, restrictions, or terms and conditions as described in this Paragraph 16 or other applicable disclosures may be set forth in, but are not limited to, any agreement or addendum that may be provided to Participant or any other policies managed by the Company. Furthermore, Participant acknowledges that the applicable laws of the country in which Participant is residing or working at the time of grant, vesting and settlement of the Award or the sale of Shares received pursuant to the Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to procedural or regulatory requirements. Participant agrees that Participant will be solely responsible for compliance with such requirements and will hold the Company and any of its affiliates harmless for any non-compliance with such requirements. Such requirements may be outlined in but are not limited to the Jurisdiction-Specific Addendum attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Jurisdiction-Specific Addendum. Participant hereby agrees not to bring any claims against the Company or any of its affiliates for any penalties or other adverse consequences to Participant as a result of non-compliance with these laws/rules. Participant also understands that if Participant works, resides, moves to, or otherwise is or becomes subject to applicable law or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers, and/or terms and conditions may apply to Participant from the Grant Date, unless otherwise determined by the Company in its sole discretion.
17. Governing Law. To the extent not preempted by United States federal law, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation shall be conducted only in the courts of Maryland, or the federal courts of the United

States located in Maryland and no other courts. Notwithstanding the foregoing, to the extent Participant is resident of a state or locality that does not permit the use of Maryland law for purposes of Paragraph 7, the laws of the state or locality of such residence shall apply solely for that purpose, and any litigation relating thereto shall be conducted only in such state or locality.
18.Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
19.Entire Agreement. The Plan and this Agreement (including any exhibit, appendix, or addendum hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
20.Agreement Severable. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
21.Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	PARTICIPANT

/s/ Benjamin T. Breland	#PARTICIPANTNAME#
Executive Vice President and Chief Human Resources Officer	Signed Electronically